Exhibit 10.6

January 30, 2015

Chris Werner

Re:                             Employment Terms

Dear Chris:

On behalf of Exterran Holdings, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Senior Vice President Fabrication Services, effective as of February 2, 2015 (the “Effective Date”), on the terms and conditions set forth below.

1.                                      POSITIONS, DUTIES AND RESPONSIBILITIES.  As of the Effective Date, you will serve as Senior Vice President of the Company and will have such duties and responsibilities as are usual and customary for your position.  You will report directly to Brad Childers, President and Chief Executive Officer of the Company, and will work at our offices located in Houston, Texas, except for travel to other locations as may be reasonably necessary to fulfill your responsibilities.  At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices, directorships and capacities in addition to the foregoing.  In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter.  You will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder.

2.                                      AT-WILL EMPLOYMENT.  You acknowledge and agree that your employment with the Company is “at-will” and not for any specified time, and may be terminated, with or without cause and with or without notice, at any time by you or the Company; provided, however, that you will be entitled to certain benefits and payments upon certain terminations of employment, as described in paragraphs 8 and 9 below.  The nature of your at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

3.                                      BASE COMPENSATION.  During your employment with the Company, your base salary will be $300,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices but no less often than bi-weekly.  Your Base Salary will be subject to annual review in the discretion of the Board or a designated committee of the Board and prorated for any partial year of employment.

4.                                      SHORT-TERM INCENTIVE.  For each fiscal year of the Company ending during the term of your employment, you will be eligible to receive an annual short-term incentive payment (the “Short-Term Incentive”) upon the achievement of performance objectives determined by the Board or a designated committee of the Board, in either case, in its sole discretion, which will be targeted at sixty percent (60%) of your Base Salary (the “Target Short-Term Incentive”), subject to annual review in the discretion of the Board or a designated committee of the Board.  Any such Short-Term Incentive will be paid on the date on which short-term incentives are paid generally to the Company’s executive officers, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Short-Term Incentive is earned and, unless otherwise agreed to by the Board or a designated committee of the Board, you must be employed by the Company on the payment date in order to earn such bonus.

5.                                      ANNUAL EQUITY AWARDS.  For each fiscal year of the Company during the term of your employment, beginning in 2015, the Company anticipates that you will be granted an annual equity award valued at $400,000 (the “Annual Award”).  The value of your Annual Award will be subject to annual review in the discretion of the Board or a designated committee of the Board, and each grant of an Annual Award will be subject to your continued employment through the applicable grant date, in accordance with the Company’s general plans, policies and practices with respect to grants of annual equity awards to its executive officers generally.  The Company will determine the type or types of equity that comprise each Annual Award (which may include restricted stock, stock options, performance shares and/or units of the Company) as well as the grant dates, vesting dates and exercise prices, in each case, in accordance with the terms and conditions of the applicable equity plan(s) and award notice(s).

6.                                      BENEFITS; PAID TIME OFF.  During your employment with the Company, you will be eligible to participate in all savings, retirement, incentive, health, welfare and perquisite plans (including, but not limited to, medical, dental, disability insurance, life insurance, employee stock purchase, 401(k) and deferred compensation plans and programs) maintained or sponsored by the Company for its executive officers, as in effect from time to time and subject to the terms and conditions thereof.  In addition, you will be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company generally applicable to its executive officers, as in effect from time to time.  Notwithstanding the foregoing, nothing contained in this letter will require or obligate the Company to establish, maintain or continue any particular employee benefit plan, program, policy or benefit.

7.                                      NON-CHANGE OF CONTROL SEVERANCE.  On the Effective Date, you and the Company will execute a Severance Benefit Agreement substantially in the form attached hereto as Exhibit A (the “Severance Agreement”). Subject to and upon the terms and conditions of the Severance Agreement, you will be entitled to receive certain severance payments and benefits upon certain terminations of your employment with the Company and its affiliates. Under the terms of the Severance Agreement, upon a Qualifying Termination of Employment (as defined in the Severance Agreement), subject to your execution of a waiver and release of claims against the Company and its affiliates, you will be entitled to receive (a) a lump-sum severance payment equal to (i) one times your Base Salary plus one times your Target Short-Term Incentive plus (ii) one times your Target Short-Term Incentive prorated through the date of termination, (b) full accelerated vesting of your then-outstanding unvested equity awards that would have otherwise vested during the one (1)-year period following your termination and (c) healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to one (1) year following your termination, to the extent permitted by applicable law.

8.                                      CHANGE OF CONTROL SEVERANCE.  In addition, on the Effective Date, you and the Company will execute a Change of Control Agreement substantially in the form attached hereto as Exhibit B (the “Change of Control Agreement”).  Subject to and upon the terms and conditions of the Change of Control Agreement, you will be entitled to receive certain severance benefits and payments upon certain terminations of your employment with the Company and its affiliates in connection with a Change of Control.  Under the terms of the Change of Control Agreement, upon a Qualifying Termination of Employment (as defined in the Change of Control Agreement), subject to your execution of a waiver and release of claims against the Company and its affiliates, you will be entitled to receive (a) a lump-sum severance payment equal to two (2) times your Base Salary plus two (2) times your Target Short-Term Incentive, (b) an amount equal to two (2) times the total employer matching contributions that would have been credited to your account under the Company’s 401(k) plan and any deferred compensation plan had you made elective deferrals or contributions during the twelve (12) months preceding your termination, (c) any amounts previously deferred by you or earned but not previously paid under the Company’s incentive and nonqualified deferred compensation programs as of your termination date, (d) full accelerated vesting of your then-outstanding unvested equity awards, and (e) healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to two (2) years following your termination, to the extent permitted by applicable law.

9.                                      RESTRICTIVE COVENANTS.  You acknowledge and agree that, during your employment with the Company, you will be subject to the Company’s standard policies, if any, relating to non-disparagement, non-solicitation, non-competition and confidentiality, as set forth in the Severance Agreement, the Change of Control Agreement and any other Company policies or plans generally applicable to its executive officers.

10.                               STOCK OWNERSHIP REQUIREMENTS.  No later than February 28, 2020, and continuing through the date on which your employment with the Company terminates for any reason, you will be required to hold equity in the Company valued at three (3) times your then current Base Salary as of the Effective Date (including unvested equity awards, other than unvested stock options).

11.                               CLAWBACK AND RECOUPMENT.  All compensation and benefits payable to you by the Company and/or its affiliates will be subject to any clawback or recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time.

12.                               WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

13.                               GOVERNING LAW.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws thereof.

14.                               ENTIRE AGREEMENT.  As of the Effective Date, this letter, together with the Severance Agreement, the Change of Control Agreement and any ancillary agreements between you and the Company, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, by the Company, its affiliates or any predecessor employer (or any representative thereof).  You agree that any such prior agreement, offer or promise between you and the Company, its affiliates or any predecessor employer (or any representative thereof), is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

Please confirm your acceptance of, and agreement to, the foregoing terms and conditions by signing and dating this letter in the space provided below and returning it to D. Bradley Childers, President and Chief Executive Officer.  Please retain one fully-executed original for your files.

We look forward to having you begin work with us.

Sincerely,

EXTERRAN HOLDINGS, INC.

By:	/s/ D. BRADLEY CHILDERS
D. Bradley Childers
President and Chief Executive Officer

Agreed and Accepted,
this 30th day of January, 2015:

By:	/s/ CHRIS WERNER
Chris Werner
Senior Vice President Fabrication Services